Southwestern Public Service Company
EXHIBIT 21. Subsidiaries of the Registrant

       Name                                  Place of Incorporation

       Utility Engineering Corporation*      Texas
       Quixx Corporation*                    Texas

       *Utility Engineering Corporation and Quixx Corporation are wholly owned subsidiaries of Southwestern Public Service Company.